Exhibit 10



              RESOLUTION OF THE BOARD OF DIRECTORS
              GENERAL EMPLOYMENT ENTERPRISES, INC.
                    ADOPTED NOVEMBER 20, 2000


     RESOLVED, that effective October 1, 2000, the Company establish a Senior Executive Bonus Pool for fiscal 2001 payable to Herbert F. Imhoff, the Company's Chairman of the Board and Chief Executive Officer, and to Herbert F. Imhoff, Jr., the Company's President and Chief Operating Officer, with the total sum of the pool to be divided between the two executives, with 60% of the bonus pool to be paid to Herbert F. Imhoff, Sr. and the remaining 40% of the bonus pool to be paid to Herbert F. Imhoff, Jr.

The Executive Bonus Pool will be equal to a total amount based upon the following contingency formula:

    If consolidated pretax earnings before executive bonuses equal or exceed $5,000,000 but are less than $5,500,000, a bonus amount equal to 2% of the Company's pretax earnings before executive bonuses will be accrued and added to the Executive Bonus Pool.

    If consolidated pretax earnings before executive bonuses exceed $5,500,000, a bonus amount equal to 4% of the Company's pretax earnings before executive bonuses will be accrued and added to the Executive Bonus Pool.

The contingency terms of this Executive Bonus Pool formula merely establishes the year-end bonus percentage rate and are not cumulative -- one rate (2%) or the other (4%) will determine the total amount of the bonus pool.